EXHIBIT 99.1

                    [LETTERHEAD OF FIDELITY FEDERAL BANCORP]


Contacts:     Donald R. Neel, President and CEO  (812) 429-0550, ext. 3301
              Mark A. Isaac, VP and CFO          (812) 429-0550, ext. 3319

For Immediate Release:              July 18, 2003


               FIDELITY FEDERAL BANCORP REPORTS INCREASED EARNINGS

(Evansville, IN) Fidelity Federal Bancorp (the "Company") (NASDAQ: FFED), the holding company of United Fidelity Bank, fsb (the "Bank"), reported net income for the quarter ended June 30, 2003 of $103,000 or $0.01 per share on a basic and diluted basis. The results are compared to net income of $44,000, or $0.01 per share on a basic and diluted basis for the quarter ended June 30, 2002. For the year-to-date period ended June 30, 2003, the Company reported net income of $158,000, or $0.02 on a basic and diluted basis compared to $130,000, or $0.02 for the same period last year.

Return on equity was 3.06% for the quarter ended June 30, 2003, compared to 1.42% for the same period ended June 30, 2002. Return on assets for the quarter ended June 30, 2003 was 0.29% compared to 0.10% for the same period ended June 30, 2002. The Company's net interest margin for the quarter was 1.99%, compared to 2.41% last year, due primarily to a reduction in consumer loans outstanding during the quarter. During the second half of 2002, the Company completed a loan securitization transaction resulting in a sale of loans. These loans have not yet been replaced on the balance sheet. For the year-to-date period ended June 30, 2003, the net interest margin was 1.78% compared to 2.62% for the same period last year.

Non-interest income increased 34.9% to $1.1 million for the quarter from $820,000 last year primarily due to gains on sales of foreclosed assets, and significant increase in mortgage loan volume. Non-interest income for the first half of 2003 increased 32.9% to $2.3 million compared to $1.8 million in 2002. Non-interest expense decreased to 5.5% $1.7 million for the second quarter of 2002 compared to $1.8 million last year. For the year-to-date period, non-interest expense decreased 6.0% to $3.4 million in 2003 compared to $3.6 million in 2002.

Capital ratios at the Bank remain well above regulatory "well-capitalized" minimums. Risk-based capital at June 30, 2003 was 12.50%, compared to 12.70% at June 30, 2002. The Bank's ratio of tangible equity to assets was 7.63% at June 30, 2003 compared to 7.78% at June 30, 2002. The Bank's Tier 1 risk-based capital to assets was 10.17% at June 30, 2003, compared to 9.97% at June 30, 2002.

Total classified assets decreased by 68.8% to $2.0 million at June 30, 2003 compared to $6.4 million at June 30, 2002. The Company and Bank sold $4.4 million in classified assets in the second quarter of 2003 at or above book value. The allowance for loan loss and valuation allowance for letters of credit to total loans and letters of credit at June 30, 2003 and 2002 was 0.93% and 1.42%, respectively. The decrease was due to the elimination of required reserves for assets that were sold. Non-performing assets as a percentage of total assets was 1.13% at June 30, 2003 compared to 1.66% at June 30, 2002.


                                   -Next Page-

President and CEO Donald R. Neel noted, "Second quarter 2003 results reflect substantial improvements in non-interest income and asset quality, which largely offset the reduction in net interest margin from the second quarter of 2002. The second quarter also saw the maturity of approximately $21 million in certificates of deposit with an average rate of around 6.0%, which has recently improved the Bank's overall cost of funds." Neel also noted, "Origination fees from mortgage lending and gains on asset sales drove the increase in non-interest income. In addition, the second quarter saw increased commercial lending and stable consumer lending activity for the Bank." Neel stated finally, "The Company's asset quality improved sharply with the sale of $4.4 million in classified assets, which were sold in excess of book value."

This news release contains forward-looking statements that are based upon the Company's current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to vary materially are economic conditions generally and in the market areas of the Company, the Bank, overall loan demand, increased competition in the financial services industry, retention of key personnel, and the impact of the Bank's Supervisory Agreement with the Office of Thrift Supervision. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, the Bank's borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

The Company is a unitary savings and loan holding company based in Evansville, Indiana. Its savings bank subsidiary, United Fidelity Bank, fsb, maintains five locations, four in Evansville and one in Warrick County. The Company's stock, which is quoted on NASDAQ under the symbol FFED, most recently traded at $1.50.


Information on FFED is available on the Internet at http://www.unitedfidelity.com


                                    -- END --

                            FIDELITY FEDERAL BANCORP

                              FINANCIAL HIGHLIGHTS
             (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                     JUNE 30,                        JUNE 30,
                                                                   (Unaudited)                     (Unaudited)
OPERATIONS:                                                   2003            2002            2003            2002
-----------------------------                             -----------     -----------     -----------     -----------
Interest income                                           $     1,596     $     2,510     $     3,199     $     5,083
Interest expense                                                  980           1,630           2,139           3,232
                                                          -----------     -----------     -----------     -----------
Net interest income                                               616             880           1,060           1,851
Provision for loan losses                                         (18)             --            (122)             --
Non-interest income                                             1,106             820           2,325           1,750
Non-interest expense                                            1,658           1,754           3,420           3,640
                                                          -----------     -----------     -----------     -----------
Income before income tax                                           82             (54)             87             (39)
Income taxes                                                      (21)            (98)            (71)           (169)
                                                          -----------     -----------     -----------     -----------
  Net income (loss)                                       $       103     $        44     $       158     $       130
                                                          ===========     ===========     ===========     ===========

PER SHARE:
-----------------------------
Basic net income (loss)                                   $      0.01     $      0.01     $      0.02     $      0.02
Diluted net income (loss)                                        0.01            0.01            0.02            0.02
Book value at period end                                         1.43            2.06
Market price (bid) at period end                                 1.30            2.40
Average common and common
  equivalent shares outstanding                             9,618,659       6,071,627       8,234,129       6,047,163

AVERAGE BALANCES:
-----------------------------
Total assets                                              $   143,225     $   168,580     $   139,363     $   164,037
Total earning assets                                          124,287         146,692         120,214         142,545
Total loans                                                    73,816         102,801          73,047         103,003
Total deposits                                                107,367         123,861         108,124         120,044
Total stockholders' equity                                     13,554          12,297          11,659          12,137
FHLB advances                                                  12,153          16,996           8,038          16,140
Borrowings                                                      7,723          12,532           9,092          12,433

PERFORMANCE RATIOS:
-----------------------------
Return on average assets                                         0.29%           0.10%           0.23%           0.16%
Return on average equity                                         3.06%           1.42%           2.74%           2.16%
Net interest margin                                              1.99%           2.41%           1.78%           2.62%

LOAN QUALITY RATIOS:
-----------------------------
Net charge-offs to average loans and letters of credit           0.11%          -1.91%           0.06%           1.05%
Allowance for loan and letter of credit losses to total
  loans and letters of credit at end of period                   0.93%           1.42%
Non-performing loans to total loans                              1.88%           0.74%
Non-performing assets to total assets                            1.13%           1.66%

SAVINGS BANK CAPITAL RATIOS:
-----------------------------
Tangible equity to assets at end of period                       7.63%           7.78%
Risk-based capital ratios:
  Tier 1 capital                                                10.17%           9.97%
  Total capital                                                 12.50%          12.70%

AT PERIOD END:
-----------------------------
Total assets                                              $   147,928     $   164,972
Total earning assets                                          130,645         145,229
Total loans                                                    77,294         103,569
Total deposits                                                110,342         125,546
Total stockholders' equity                                     13,747          12,464
FHLB Advances                                                  17,000          13,157
Borrowings                                                      4,302          11,747
Common shares outstanding                                   9,618,658       6,063,914